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                                                                      EXHIBIT 12


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STONEPATH GROUP, INC.
Computation of the Ratio of Earnings to Fixed Charges
Regulation S-K Item 503(d)
                                                                                      Six Months
                                                                                        Ended
                                                                                    June 30, 2004
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EARNINGS
    Pre-tax income (loss) from continuing operations before minority
        interests or income/(loss) from equity investees                              $ (5,873,746)
    Add:  Fixed charges                                                                  1,868,908
    Add:  Amortization of capitalized interest                                                   -
    Add:  Distributed income of equity investees                                                 -
    Add:  Share of pre-tax losses of equity investees                                            -

    Less:  Interest capitalized                                                            (36,792)
    Less:  Preference security dividend requirements of
                 consolidated subsidiaries                                                       -
    Less:  Minority interest in pre-tax income of subsidiaries
                  that have not incurred fixed charges                                    (552,036)

                                                                                      ------------
                                                             TOTAL EARNINGS           $ (4,593,666)
                                                                                      ============


FIXED CHARGES
    Interest expensed and capitalized                                                 $    132,283
    Add:  Amortized premiums, discounts and capitalized
                 expenses related to indebtedness                                           58,398
    Add:  Estimate of the interest within rental expense (a)                             1,678,227
    Add:  Preference security dividend requirements of
                consolidated subsidiaries (pre-tax)                                              -

                                                                                      ------------
                                                             TOTAL FIXED CHARGES      $  1,868,908
                                                                                      ============


RATIO OF EARNINGS TO COMBINED FIXED
    CHARGES AND PREFERENCE DIVIDENDS                                                         (2.46)
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DEFICIENCY                                                                            $  6,462,574
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     (a)  Total rent expense                                                             5,085,536
            Percentage                                                                          33%
                                                                                      ------------
            Estimated interest portion of rent expense                                $  1,678,227
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